Prospectus Supplement No. 4
Filed Pursuant to Rule 424(b)(3)
Filed January 25, 2011
Registration Statement No. 333-168033

PROSPECTUS SUPPLEMENT NO. 4

ARDENT MINES LIMITED

This Prospectus Supplement No. 4 to the Prospectus declared effective by the Commission on July 20, 2010 is being filed to disclose the following matters regarding Ardent Mines Limited (the “Company”):

The Company files herewith the following materials which the Company has filed with the Commission since the filing of the Prospectus on July 20, 2010:

The Company’s Report on Form 8-K, filed with the Commission on January 21, 2011.

The first date on which this Prospectus Supplement will be used is January 25, 2011.

The date of this Prospectus Supplement No. 4 is January 25, 2011.

Prospectus Supplement No. 4 is dated January 25, 2011

TABLE OF CONTENTS

Report on Form 8-K, filed with the Commission on January 21, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – JANUARY 18, 2011

ARDENT MINES LIMITED
(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

561-989-3200
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.	Other Events.

On January 18, 2011, Ardent Mines Limited (the “Company”) issued a press release, attached hereto as Exhibit 99.1.  The press release disclosed that the Company has agreed upon binding and exclusive terms to acquire Gold Hills Mining Ltda (“Gold Hills”)., a Brazilian corporation which owns mineral rights on four properties located in Northeastern Brazil, comprising a total area of approximately 3,500 Hectares, collectively to be known as the “Serra do Ouro” project.

The Gold Hills properties are in a gold bearing shear zone, which hosts a 14 km trend of highly mineralized veins, with areas of gold grades in the 10 gr/MT range, underground galleries (built by the CPRM, an agency of Brazil's Ministry of Mines), shafts, and gold-bearing tailings with average grades in the 1 – 3 gr/MT range, yet to be fully evaluated. Gold Hills has secured all mineral rights, and has conducted preliminary geochemical and geophysical work on this area.

The Gold Hills properties are located in Teixeira County, State of Paraiba, and Itapetim County, State of Pernambuco. As per the arrangement with Gold Hills Mining Ltda., the Company will engage in a new survey drilling program during the first 12 to 15 months after the closing of the acquisition, which is expected to occur in March of 2011. The closing of this transaction is subject to the completion of due diligence and other conditions, including the execution of mutually acceptable detailed agreements.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements“ as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may differ materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. Ardent cannot provide assurances that any prospective matters described in this Current Report on Form 8-K will be successfully completed or that Ardent will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by Ardent with the U.S. Securities & Exchange Commission. Ardent undertakes no obligation to update information contained in this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit.

Exhibit 99.1	Press Release dated January 18, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARDENT MINES LIMITED

By:	/s/ Leonardo Alberto Riera
Name: Leonardo Alberto Riera
Title: President

Date: January 21, 2011

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Ardent Mines Limited (OTCBB: ADNT) to Acquire Brazilian Gold Company with Four Significant Properties

Jan. 18, 2011 (PR Newswire) —

NEW YORK, Jan. 18, 2011 /PRNewswire/ — Ardent Mines Limited (OTC Bulletin Board: ADNT) has agreed upon binding and exclusive terms to acquire Gold Hills Mining Ltda., a Brazilian corporation which owns mineral rights on four properties located in Northeastern Brazil, comprising a total area of approximately 3,500 Hectares, collectively to be known as the "Serra do Ouro" project.

The Gold Hills properties are in a gold bearing shear zone, which hosts a 14 km trend of highly mineralized veins, with areas of gold grades in the 10 gr/MT range, underground galleries (built by the CPRM, an agency of Brazil's Ministry of Mines), shafts, and gold-bearing tailings with average grades in the 1 – 3 gr/MT range, yet to be fully evaluated. Gold Hills has secured all mineral rights, and has conducted preliminary geochemical and geophysical work on this area.

Mr. Luciano de Freitas Borges, an experienced geologist and former National Secretary of Mines of Brazil serving as a Board Member of Ardent, strongly supports the acquisition: "The Geology of this area has very high potential. In addition to historical information derived from prior gold production developed by artisanal miners as well as exploration work previously undertaken by the Brazilian Government, recent geochemical and airborne geophysical surveys provide strong indications that the main vein zone may contain over 1 million ounces of gold and possibly more. The geophysical data also strongly suggests the existence of ancillary veins parallel to the already identified main gold bearing zone with the same geophysical signature," said Mr. Borges.

The Gold Hills properties are located in Teixeira County, State of Paraiba, and Itapetim County, State of Pernambuco. As per the arrangement with Gold Hills Mining Ltda., Ardent will engage in a new survey drilling program during the first 12 to 15 months after the closing of the acquisition, which is expected to occur in March of 2011.

Mr. Leonardo Riera, Ardent's Chief Executive Officer, added: "The acquisition of these valuable mineral rights, where gold extraction was previously performed, is a unique and extraordinary opportunity for Ardent Mines.  We intend to continue our efforts to identify and acquire other valuable assets for our shareholders."

About Ardent Mines Limited:

Ardent is positioning itself to develop mining operations throughout the world.  Ardent is an exploration stage company, and is presently researching and negotiating acquisitions, acquiring financing and assembling staff.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may differ materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. Ardent cannot provide assurances that any prospective matters described in the press release will be successfully completed or that Ardent will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by Ardent with the U.S. Securities & Exchange Commission. Ardent undertakes no obligation to update information contained in this release.

SOURCE Ardent Mines Limited

Source: PR Newswire (January 18, 2011 - 9:16 AM EST)

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